Exhibit 99.1

Usio Announces First Quarter 2024 Financial Results

Total payment dollars processed through all payment channels up 19% versus the prior year period

Reiterates Full Year 2024 Expectation of 10 – 12% Revenue Growth

Separately, Usio Today Announced Entry into Contract with Potential to Ultimately Add $20 Million in Annual Recurring Revenues

SAN ANTONIO, May 15, 2024 (GLOBE NEWSWIRE) – Usio, Inc: (Nasdaq: USIO), a leading FinTech company that operates a full stack of integrated, cloud-based electronic payment and embedded financial solutions, today announced financial results for the first quarter, which ended March 31, 2024.

Louis Hoch, President and Chief Executive Officer of Usio, said, “It’s been a good start to the new year, with volumes up across almost all business segments and first quarter financial performance is on track to meet our 2024 top and bottom line guidance. More importantly, we expect our sales growth to continue this year, and recently announced what could potentially be the largest single program in the Company’s history. This particular opportunity has the potential to nearly double our annual Credit Card revenues. While this opportunity wasn't explicitly included in our full year 2024 guidance, we did anticipate additional volume from new independent software vendors. Revenues were within $100 thousand of our internal forecast, however the quarterly comparison from last year was unfavorably skewed by a large Prepaid program. If the impact of this prepaid card program was excluded, Usio first quarter revenues would have been up from a year ago. Our business is fundamentally strong and our growth prospects are bright. The increasing awareness we have been earning by delivering exceptional financial solutions for our customers continues to bring new opportunities and the amount of potential new business has never been greater for Usio. We can be creative and capitalize on these opportunities in part because the Company is also in an excellent financial position with over $7 million in cash at quarter end with the expectation of positive cash flow for the year, including an estimated $3 million in interest income. With the first quarter’s volume growth, an extremely robust pipeline and one of our largest ever programs now in implementation, it is clear we continue to provide the services and solutions in high demand in the market that will enable us to grow both this year as well as over the long term. Consequently, we are reiterating our full year 2024 Guidance.”

For the first quarter, ACH & Complementary Services revenues were up 16% on strong processing volume growth, with electronic check dollars processed up 22% and returned check transactions processed up 9% as compared to the same quarter in 2023. Credit card revenues were also up primarily due to PayFac revenue growth of 14%. Total credit card dollars processed were an all-time record, and were up 8% with transactions up 18%, also a new all-time record, with Payfac volume and transactions up 12% as compared to the same quarter in 2023. The decrease in Prepaid card services revenues is attributable to the planned wind down of a large New York City COVID Incentive Program. Notably, in the quarter, prepaid card load volume more than doubled from a year ago this quarter, to a record $116 million, and exceeded $100 million for the third consecutive quarter. Revenues for Output Solutions were down for the quarter, though once again underlying volumes were up. The decrease is due to a strong year ago first quarter. Output Solutions revenues were up sequentially from the fourth quarter of 2023, which led to a significant improvement in business unit profitability as we are now leveraging our recently installed, higher volume equipment.

Gross profit for the quarter ended March 31, 2024 was $4.2 million, and gross margins contracted 2.2% compared to the first quarter of 2023 reflecting a less favorable sales mix and a decrease in the margins on NYC COVID Incentive Program prepaid card breakage and spoilage. Other selling, general and administrative expenses were up moderately due to increases in professional fees and marketing, including increased sales-related travel, and salary and benefit increases and, on an annual basis, are expected to be nominally up versus the prior year to support the anticipated acceleration in revenue growth. The Company reported a net loss of $0.3 million, or ($0.01) per share, compared to net income of $0.015 million, or $0.00 per share, a year ago. Adjusted EBITDA1 was $0.1 million, a $0.9 million decline from the $1.0 million Adjusted EBITDA1 a year ago. The Company’s financial position remains strong as the Company generated $0.1 million in Adjusted Operating Cash Flows1 over the first three months of this fiscal year, while significantly reducing our accounts payable and accrued expenses by $1.2 million.

Quarterly Processing and Transaction Volumes

Total payment transactions processed in the first quarter of 2024 were 9.8 million, an increase of 14% over the same quarter of last year. Total payment dollars processed through all payment channels in the first quarter of 2024 were $1.5 billion, an improvement of 19% over last year's first quarter $1.2 billion volume.

We set all-time records in operating metrics for both our Credit card and Prepaid business units. In our Credit card segment, dollars processed were up 8% and transactions processed were up 18% from a year ago. Prepaid card load volume was up 108%, transactions processed were up 26% and purchase dollars processed were up 42%, in each case, from the same quarter a year ago. ACH electronic check transaction volume was up 4%, electronic check dollars processed were up 22% and return check transactions processed were up 9%, all compared to the same quarter a year ago.

First Quarter 2024 Revenue Detail

Revenues for the quarter ended March 31, 2024 were $20.3 million, down 5% compared to the prior year quarter, primarily reflecting a decrease in Prepaid revenues due to the planned wind down of our NYC COVID Incentive program.

	Three Months Ended March 31,
	2024	2023	$ Change	% Change

ACH and complementary services	$3,881,734	$3,340,722	$541,012	16%
Credit card	7,560,734	7,339,898	220,836	3%
Prepaid card services	3,341,224	4,807,404	(1,466,180)	(30)%
Output Solutions	5,537,923	5,958,220	(420,297)	(7)%
Total Revenue	$20,321,615	$21,446,244	$(1,124,629)	(5)%

Gross profit for the first quarter of 2024 was $4.2 million compared to $4.9 million for the first quarter of 2023, while gross margins were 20.7%, which was 2.2% lower than the same period a year ago. This decrease in gross margins reflects the impact of lower residual revenues generated from prepaid card breakage and spoilage, offsetting growth in our highly profitable ACH and complementary service line of business.

Other selling, general and administrative expenses were $4.1 million for the quarter ended March 31, 2024, up slightly compared to $3.9 million in the prior year period. The increase was primarily attributable to increases in professional fees and marketing, including increased sales-related travel, alongside general salary and benefits increases. While we expect full year expenses to be nominally higher from a year ago to support our anticipated growth in revenues and implementations, we are committed to achieving our goal to improve operating leverage as a means to accelerate the improvement of profitability.

For the quarter, we reported an operating loss of $0.9 million compared to positive $6.0 thousand in operating income for the same quarter a year ago. Adjusted EBITDA1 was $0.1 million for the quarter, compared to Adjusted EBITDA1 of $1.0 million a year ago. Net loss for the quarter ended March 31, 2024 was $0.3 million, or ($0.01) per share, compared to net income of $0.015 million, or $0.00 per share, for the same period in the prior year.

Adjusted Operating Cash Flows1 (excluding merchant reserve funds, prepaid card load assets, customer deposits and net operating lease assets and obligations) was $0.1 million for the three months ended March 31, 2024. Cash flows used in operating activities was $2.8 million for the three months ended March 31, 2024, compared to cash flows used in operating activities of $0.2 million in the same period a year ago, with the difference driven primarily by the decrease in accounts payable and accrued expenses, alongside lower merchant reserves.

We continue to be in solid financial condition with $7.1 million in cash and cash equivalents as of March 31, 2024, despite using $1.2 million to reduce accounts payable and accrued expenses, aggregating to a $0.1 million decrease in cash balances over the first quarter of the year. The Company generated over $0.7 million in interest income in the first quarter of 2024.

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures

Conference Call and Webcast

Usio, Inc.'s management will host a conference call on Wednesday, May 15, 2024, at 4:30 pm Eastern time to review financial results and provide a business update. To listen to the conference call, interested parties within the U.S. should call +1-844-883-3890. International callers should call + 1-412-317-9246. All callers should ask for the Usio conference call. The conference call will also be available through a live webcast, which can be accessed via the Company’s website at www.usio.com/investors.

A replay of the call will be available approximately one hour after the end of the call through May 29, 2024. The replay can be accessed via the Company’s website or by dialing +1-877-344-7529 (U.S.) or 1-412-317-0088 (international). The replay conference playback code is 5884852.

About Usio, Inc.

Usio, Inc. (Nasdaq: USIO), a leading, cloud-based, integrated FinTech electronic payment solutions provider, offers a wide range of payment solutions to merchants, billers, banks, service bureaus, integrated software vendors and card issuers. The Company operates credit, debit/prepaid, and ACH payment processing platforms to deliver convenient, world-class payment solutions and services to clients through its unique payment facilitation platform as a service. The Company, through its Usio Output Solutions division offers services relating to electronic bill presentment, document composition, document decomposition and printing and mailing services. The strength of the Company lies in its ability to provide tailored solutions for card issuance, payment acceptance, and bill payments as well as its unique technology in the card issuing sector. Usio is headquartered in San Antonio, Texas, and has offices in Austin, Texas. Websites: www.usio.com, www.payfacinabox.com, www.akimbocard.com and www.usiooutput.com. Find us on Facebook® and Twitter.

Comparisons

Unless otherwise indicated, all comparisons and growth rates represent year-over-year comparisons, with the quarterly period of this year compared to the corresponding quarter of the prior year.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, as defined in Regulation G adopted by the Securities and Exchange Commission, of EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP financial measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation and amortization of intangibles. The Company defines adjusted EBITDA as EBITDA, as defined above, plus non-cash stock option costs and certain non-recurring items, such as costs related to acquisitions. The Company defines adjusted EBITDA margins as the adjusted EBITDA, as defined above, divided by total revenues. The Company defines adjusted operating cash flow as net cash provided by (used in) operating activities, less changes in prepaid card load obligations, customer deposits, merchant reserves and net operating lease assets and obligations. These adjustments to net cash provided by (used in) operating activities are not inclusive of any regular expense items, and only include changes in our assets and liabilities accounts on our consolidated balance sheet. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows as indicators of the Company's operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations.

Management believes EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows are helpful to investors in evaluating the Company's operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded.

EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flow should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue, net income, or cash provided by (used in) operating activities, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flow have limitations as analytical tools and you should not consider these non-GAAP financial measures in isolation or as a substitute for analysis of our operating results as reported under GAAP.

1 See reconciliation of non-GAAP financial measures below

FORWARD-LOOKING STATEMENTS DISCLAIMER

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements which are covered by safe harbors. Those statements include, but may not be limited to, all statements regarding management's intent, belief and expectations, such as statements concerning our future and our operating and growth strategy. These forward-looking statements are identified by the use of words such as "believe," "should," "intend," "look forward," "anticipate," "schedule,” and "expect" among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks related to an economic downturn, the realization of opportunities from the IMS acquisition, the management of the Company's growth, the loss of key resellers, the relationships with the Automated Clearing House network, bank sponsors, third-party card processing providers and merchants, the security of our software, hardware and information, the volatility of the stock price, the need to obtain additional financing, risks associated with new legislation, and compliance with complex federal, state and local laws and regulations, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2023. One or more of these factors have affected, and in the future could affect, the Company’s businesses and financial results and could cause actual results to differ materially from plans and projections. Although the Company believes that the assumptions underlying the forward-looking statements included in this press release are reasonable, the Company can give no assurance such assumptions will prove to be correct. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the objectives and plans will be achieved. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements, except as required by law.

Contact:

Paul Manley

Senior Vice President, Investor Relations

paul.manley@usio.com

612-834-1804

USIO, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$7,053,812	$7,155,687
Accounts receivable, net	4,862,227	5,564,138
Settlement processing assets	41,030,860	44,899,603
Prepaid card load assets	28,698,878	31,578,973
Customer deposits	1,808,263	1,865,731
Inventory	429,577	422,808
Prepaid expenses and other	687,415	444,071
Current assets before merchant reserves	84,571,032	91,931,011
Merchant reserves	5,322,095	5,310,095
Total current assets	89,893,127	97,241,106

Property and equipment, net	3,478,654	3,660,092

Other assets:
Intangibles, net	1,535,366	1,753,333
Deferred tax asset, net	1,504,000	1,504,000
Operating lease right-of-use assets	2,318,388	2,420,782
Other assets	335,357	355,357
Total other assets	5,693,111	6,033,472

Total Assets	$99,064,892	$106,934,670

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$896,293	$1,031,141
Accrued expenses	2,778,067	3,801,278
Operating lease liabilities, current portion	490,184	633,616
Equipment loan, current portion	180,906	107,270
Settlement processing obligations	41,030,860	44,899,603
Prepaid card load obligations	28,698,878	31,578,973
Customer deposits	1,808,263	1,865,731
Current liabilities before merchant reserve obligations	75,883,451	83,917,612
Merchant reserve obligations	5,322,095	5,310,095
Total current liabilities	81,205,546	89,227,707

Non-current liabilities:
Equipment loan, net of current portion	630,913	718,980
Operating lease liabilities, net of current portion	1,955,333	1,919,144
Total liabilities	83,791,792	91,865,831

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; -0- shares outstanding at March 31, 2024 (unaudited) and December 31, 2023, respectively	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 28,779,206 and 28,661,406 issued, and 26,412,259 and 26,332,523 outstanding at March 31, 2024 (unaudited) and December 31, 2023, respectively	197,194	197,087
Additional paid-in capital	97,632,948	97,479,830
Treasury stock, at cost; 2,366,947 and 2,339,083 shares at March 31, 2024 (unaudited) and December 31, 2023, respectively	(4,406,973)	(4,362,150)
Deferred compensation	(6,561,728)	(6,907,775)
Accumulated deficit	(71,588,341)	(71,338,153)
Total stockholders' equity	15,273,100	15,068,839

Total Liabilities and Stockholders' Equity	$99,064,892	$106,934,670

USIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2024	2023

Revenues	$20,321,615	$21,446,244
Cost of services	16,116,691	16,544,429
Gross profit	4,204,924	4,901,815

Selling, general and administrative expenses:
Stock-based compensation	499,273	504,574
Other SG&A	4,060,225	3,873,219
Depreciation and amortization	576,154	518,029
Total selling, general and administrative	5,135,652	4,895,822

Operating income (loss)	(930,728)	5,993

Other income and (expense):
Interest income	764,125	92,928
Interest expense	(13,585)	(662)
Other income, net	750,540	92,266

Income (Loss) before income tax expense	(180,188)	98,259
Income tax expense	70,000	83,426

Net income (Loss)	$(250,188)	$14,833

Income (Loss) Per Share
Basic income (loss) per common share:	$(0.01)	$0.00
Diluted income (loss) per common share:	$(0.01)	$0.00
Weighted average common shares outstanding
Basic - common stock	19,990,862	20,122,972
Basic - restricted stock awards	6,384,900	6,385,900
Weighted average shares used to compute basic earnings per share	26,375,762	26,508,872
Diluted	26,375,762	27,454,471

USIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net (loss)	$(250,188)	$14,833
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation	358,187	300,061
Amortization	217,967	217,968
Employee stock-based compensation	499,273	504,574
Changes in operating assets and liabilities:
Accounts receivable	701,911	(846,609)
Prepaid expenses and other	(243,344)	(10,616)
Operating lease right-of-use assets	102,394	(31,459)
Inventory	(6,769)	12,898
Accounts payable and accrued expenses	(1,158,059)	1,128,251
Operating lease liabilities	(107,243)	4,548
Prepaid card load obligations	(2,880,095)	(1,357,807)
Merchant reserves	12,000	(164,886)
Customer deposits	(57,468)	20,953
Net cash (used in) operating activities	(2,811,434)	(207,291)

Investing Activities
Purchases of property and equipment	(176,750)	(217,735)
Net cash (used in) investing activities	(176,750)	(217,735)

Financing Activities
Payments on equipment loan	(14,431)	(13,488)
Purchases of treasury stock	(44,823)	(8,529)
Net cash (used in) financing activities	(59,254)	(22,017)

Change in cash, cash equivalents, prepaid card loads, customer deposits and merchant reserves	(3,047,438)	(447,043)
Cash, cash equivalents, prepaid card loads, customer deposits and merchant reserves, beginning of year	45,910,486	32,343,501

Cash, Cash Equivalents, Prepaid Card Loads, Customer Deposits and Merchant Reserves, End of Period	$42,863,048	$31,896,458

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$13,585	$662
Income taxes	—	13,426
Non-cash financing activity:
Issuance of deferred stock compensation	—	2,444,054

USIO, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Common Stock		Additional Paid- In	Treasury	Deferred	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Compensation	Deficit	Equity

Balance at December 31, 2023	28,671,606	$197,087	$97,479,830	$(4,362,150)	$(6,907,775)	$(71,338,153)	$15,068,839

Issuance of common stock under equity incentive plan	107,600	107	153,118	—	—	—	153,226
Deferred compensation amortization	—	—	—	—	346,047	—	346,047
Purchase of treasury stock costs	—	—	—	(44,823)	—	—	(44,823)
Net (loss) for the period	—	—	—	—	—	(250,188)	(250,188)

Balance at March 31, 2024	28,779,206	$197,194	$97,632,948	$(4,406,973)	$(6,561,728)	$(71,588,341)	$15,273,100

Balance at December 31, 2022	27,044,900	$195,471	$94,048,603	$(3,749,027)	$(5,697,900)	$(70,863,049)	$13,934,098

Issuance of common stock under equity incentive plan	1,421,250	1,421	2,638,529	—	(2,444,054)	—	195,896
Deferred compensation amortization	—	—	—	—	308,676	—	308,676
Purchase of treasury stock costs	—	—	—	(8,529)	—	—	(8,529)
Net income for the period	—	—	—	—	—	14,833	14,833

Balance at March 31, 2023	28,466,150	$196,892	$96,687,132	$(3,757,556)	$(7,833,278)	$(70,848,216)	$14,444,974

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended March 31,
	2024	2023

Reconciliation from Operating income (Loss) to Adjusted EBITDA:
Operating income (Loss)	$(930,728)	$5,993
Depreciation and amortization	576,154	518,029
EBITDA	(354,574)	524,022
Non-cash stock-based compensation expense, net	499,273	504,574
Adjusted EBITDA	$144,699	$1,028,596

Calculation of Adjusted EBITDA margins:
Revenues	$20,321,615	$21,446,244
Adjusted EBITDA	$144,699	$1,028,596
Adjusted EBITDA margins	0.7%	4.8%

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	March 31, 2024	March 31, 2023

Reconciliation from net cash (used in) operating activities to Non-GAAP Adjusted Operating Cash Flows:
Net cash provided by (used in) operating activities	$(2,791,434)	$(207,292)
Operating cash flow adjustments:
Prepaid card load obligations	2,880,095	1,357,807
Customer deposits	57,468	(20,953)
Merchant reserves	(12,000)	164,886
Operating lease right-of-use assets	(102,394)	31,459
Operating lease liabilities	107,243	(4,548)
Total adjustments to net cash provided by operating activities	$2,930,412	$1,528,651
Adjusted operating cash flows provided	$138,978	$1,321,359